Exhibit 99

October 30, 2006

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2006 EARNINGS

Wheeling, WV, October 30, 2006–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2006 was reported at $591,693 or $.39 per share, compared to $613,555 or $.40 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2006 compared to 2005 was primarily due to the decrease in net interest income and noninterest income combined with the increase in noninterest expenses. Net interest income decreased $8,503 or .4% over the same period in 2005. The decrease in net interest income was primarily due to the decline in interest and fees on loans combined with the increase in interest expense paid on deposit liabilities, offset in part by the increase in the interest earned on investment securities. Noninterest expenses increased $11,041 or .6% during the third quarter of 2006 as compared to 2005 primarily due to increased salary and employee benefits, offset in part by decreases in occupancy expenses of premises and in other operating expenses. Noninterest income decreased $5,275 or 1.4% for the three months ended September 30, 2006 as compared to the same period a year earlier and resulted primarily from the decline in gains on sales of investment securities combined with the decrease in other operating income, offset in part by increased service charges and fee income.

For the nine months ended September 30, 2006, net income was reported at $1,741,169 or $1.14 per share compared to $1,670,067 or $1.09 per share reported for the same period in 2005. The 4.3% increase in earnings was primarily due to the increase in noninterest income combined with the decrease in the provision for loan losses, offset in part by an increase in noninterest expenses combined with the decrease in net interest income.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30, 2006	December 31, 2005
AT PERIOD END
Total Assets	$264,314	$266,213
Total Deposits	216,648	218,817
Total Loans	127,196	135,214
Total Investment Securities	103,565	107,998
Shareholders’ Equity	25,048	23,959
Shareholders’ Equity Per Share of Common Stock	16.39	15.68

(Unaudited, in thousands, except share and per share data)	September 30, 2006	September 30, 2005
FOR THE THREE MONTHS ENDED
Net income	592	614
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.39	.40
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.90%	.92%
Return on Average Equity	9.19%	9.93%

FOR THE NINE MONTHS ENDED
Net income	1,741	1,670
Provision for Loan Losses	—	180
Earnings Per Share of Common Stock	1.14	1.09
Dividends Per Share of Common Stock	.57	.57
Return on Average Assets	.88%	.82%
Return on Average Equity	9.20%	9.20%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”